Exhibit 4.35

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (hereinafter referred to as “this Agreement”) is made and entered into by and between the following parties (hereinafter referred to as the “Parties”) in Beijing, China on July 2, 2014:

Party A: FL Mobile (Beijing) Co., Ltd.

Address: Yong-239, No. 1093, Luyuan South Street, Tongzhou District, Beijing, P.R. China

Legal Representative: Lin Yu

Party B:

Lin Yu, ID number: ***

Address:

Shi Wenyong, ID number: ***

Address:

Wheareas:

1.	Party A is a wholly foreign-owned enterprise which is lawfully registered and established and continuously exists within the territory of the People’s Republic of China;

2.	FL Mobile Jiutian Technology Co., Ltd. (hereinafter referred to as “FL MOBILE”) is a limited-liability company which is registered and established within the territory of the People’s Republic of China;

3.	Party B (Lin Yu and Shi Wenyong) are shareholders of FL MOBILE (hereinafter referred to as the “Pledgers”). Lin Yu holds 78% of the equity interest and Shi Wenyong holds 22% of the equity interest;

4.	Party A and FL MOBILE have executed an “Exclusive Consulting and Services Agreement” on July 2, 2014; Party A, Party B and FL MOBILE have executed an “Equity Interest Disposition Agreement”, a “Business Operation Agreement” and a “Loan Agreement” on July 2, 2014;

5.	In order to ensure that Party A can regularly collect service fees under the “Exclusive Consulting and Services Agreement” from FL MOBILE owned by Party B, and ensure the performance of the “Equity Interest Disposition Agreement” and “Business Operation Agreement” by Party B, Pledgers, jointly and severally, pledge all their equity interests in FL MOBILE as the pledge guarantee for aforesaid Agreements, with Party A as Pledgee.

Accordingly, both parties hereto after friendly negotiation reached the following agreement to abide by upon the principles of equality and reciprocity:

1.	DEFINITION:

Unless otherwise defined herein, the following terms shall have the following meanings:

1.1	Right of pledge shall refer to all contents described in Article 2 hereof.

1.2	Equity Interest shall refer to 100% equity interest jointly held by the Pledgers in FL MOBILE and all existing and future rights and interests derived from such equity interest.

1.3	Agreements shall refer to the “Exclusive Consulting and Services Agreement” executed by Party A and FL MOBILE on July 2, 2014; the “Equity Interest Disposition Agreement” and “Business Operation Agreement” executed by Party A, Party B and FL MOBILE on July 2, 2014.

1.4	Default Events shall refer to any circumstances prescribed in Article 7 hereof.

1.5	Default Notice shall refer to the notice of announcing any default events issued by Party A hereunder.

2.	PLEDGE

2.1	Pledgers pledge all their equity interests in FL MOBILE to Party A for guaranteeing Party A’s rights and interests under these Agreements.

2.2	The guarantee coverage of the equity interest pledge hereunder are all fees (including legal fees), expenditure, losses to be borne, interests, penalties, damages, cost for realizing creditor’s rights payable by FL MOBILE and/or Pledgers to Party A under these Agreements, and any liability to be borne by FL MOBILE and Pledgers when part or whole of these Agreements become valid due to whatsoever reason.

2.3	The right of pledge is Party A’s privilege to get compensation by discounting, auctioning, or selling equity interest pledged by Pledgers to Party A.

2.4	Unless otherwise agreed by Party A in writing after this Agreement comes into force, the pledge hereunder may be released only when FL MOBILE and Pledgers have properly performed all obligations and responsibilities under these Agreements and have obtained the written acknowledge from Party A. Where FL MOBILE or Pledgers fail to complete part or whole of obligations or responsibilities under these Agreements upon the expiration thereof, Party A shall still be entitled to the right of pledge prescribed herein till above-mentioned obligations and responsibilities being performed to the satisfaction of Party A.

3.	EFFECTIVENESS

3.1	This Pledge Agreement shall be founded as of the date both parties signed and sealed and come into force from the date such equity interest pledge registered in the shareholders’ list.

3.2	During the pledge, Party A is entitled to exercise the right of pledge according to this Agreement after reasonably notification where FL MOBILE fails to pay service fees under the “Exclusive Consulting Services Agreement” or to perform other clauses of such agreement, “Equity Interest Disposition Agreement” or “Business Operation Agreement”.

4.	POSSESSION AND PRESERVATION OF EQUITY INTEREST CREDENTIALS

4.1	Pledgers shall, within twenty working days after the execution of this Agreement or earlier as agreed by all parties, hand over their equity interest contribution certificate (original) of the FL MOBILE to Party A for preservation, and submit the evidentiary certificate proving that this pledge hereof has properly been registered in the shareholders’ list to Party A, go through all approval and registration formalities as required by the laws of the People’s Republic of China, and present the evidentiary certificate proving that equity interest pledge registration has been made with competent administration for industry and commerce.

4.2	In the case that registration items need to be changed according to laws when registration items relating to the pledge change, both parties shall, within 5 working days upon the change of registration items, make the corresponding changes and submit relevant change registration documents.

4.3	During equity interest pledge, Pledgers shall instruct the FL MOBILE not to distribute any dividends or bonus, or make any profit distribution plans; where Pledgers obtain any economic benefits of whatsoever nature other than dividends, bonus, or other profit distribution plans from the pledged equity interest, Pledgers shall, as required by Party A, instruct the FL MOBILE to directly remit relevant payment (realized payment) to the bank account specified by Party A and may not utilize such payment without Party A’s prior written consent.

4.4	During equity interest pledge, where Pledgers subscribe any new registered capital of the FL MOBILE or accept the equity interest of the FL MOBILE held by other Pledgers (newly added equity interest), such newly added equity interest will automatically become the part of pledged equity interest hereunder and Pledgers shall, within 10 working days after the acquisition of such equity interest, complete all formalities necessary for the pledge of such added equity interest. Where Pledgers fail to complete relevant formalities according to the preceding paragraph, Party A is entitled to realize the right of equity interest according to Article 8 hereof.

5.	STATEMENT AND COMMITMENT OF PLEDGERS

Upon the execution of this Agreement, Pledgers make the following presentation and commitment to Party A and confirm that the execution and performance of this Agreement by Party A is on the basis of such presentation and commitment:

5.1	Pledgers lawfully hold equity interest hereunder and have the right to provide Party A with such equity interest as pledge guarantee.

5.2	Where Party A exercises its rights or realizes the right of pledge at any time from the date this Agreement is executed to the date its right of pledge expires, as set forth in Article 2.4 hereof, no lawful claim or justified intervention from any other party may be made.

5.3	Party A is entitled to exercise its right of pledge in the way stipulated in laws, regulations and this Agreement.

5.4	The execution hereof and performance of its obligations hereunder has necessarily been authorized by its company and are not against any laws and regulations. The authorized representatives signing this Agreement have been lawfully and validly authorized.

5.5	There is no whatsoever lien or guarantee (including but not limited to pledge) of any third party on the equity interest held by Pledgers.

5.6	Equity interest is free from any ongoing or future civil, administrative or criminal lawsuits, administrative punishment or arbitration.

5.7	Equity interest is not involved in any payable yet unpaid taxes or charges, or any uncompleted legal procedures or formalities that are to be completed.

5.8	All clauses herein are the expression of their real intentions and have legal force upon them.

6.	COMMITMENTS OF PLEDGERS

6.1	Pledgers commit to Party A that Pledgers, during the existence of this Agreement, will:

6.1.1	neither transfer equity interest nor set up or allow the existence of any other liens such as pledge that might affect Party A’s rights and interests or third party’s guarantee rights and interests in whatsoever form, unless transfer to Party A or the person designated by Party A and under Party A’s request;

6.1.2	abide by and implement all and any provisions of applicable laws and regulations. Pledgers will, within five working days after receiving any notification, instruction or suggestion issued or formulated by competent authorities regarding the right of pledge, present the above-mentioned notification, instruction or suggestion to Party A, and make moves as reasonably instructed by Party A;

6.1.3	inform Party A of any event or received notification that might affect Pledgers’ equity interest or any rights thereof, or change any Pledgers’ obligations hereunder, or affect pleaders’ performance of their obligations hereunder in a timely manner and will make moves as reasonably instructed by Party A.

6.2	Pledgers agree that Party A’s exercise of its any rights according to the clauses hereof will not be interrupted or impeded by Pledgers or their successors or assignees, or any other persons.

6.3	Pledgers guarantee Party A that in order to protect or perfect the guarantee hereof on Pledgers and/or FL MOBILE under these Agreements, Pledgers will conduct any necessary amendment (if applicable) to their and the FL MOBILE’s articles of association, that Pledgers will honestly execute, and cause other parties having interests in the pledge to execute, all right certificates and covenants as required by Party A, and/or perform, and cause other parties having interests in the pledge to perform, any actions required by Party A, and provide any facilities to help Party A exercise its right of pledge, that Pledgers will execute any change documents relating to equity interest certificates with any third party specified by Party A and provided Party A with any relevant documents relating to the right of pledge as it deems necessary, within reasonable period.

6.4	Pledgers commit to Party A that Pledgers will abide by and perform all guarantees, commitments, agreements and presentations for the interests of Party A. Pledgers will compensate Party A for its all losses arising therefrom where Pledgers fail to perform or incompletely perform their guarantees, commitments, Agreements and presentations.

7.	DEFAULT EVENTS

7.1	The following events will be deemed as default events:

7.1.1	The FL MOBILE or its successors or assignees fail to pay any payable payments under these Agreements as scheduled and in full, or Pledgers or their successors or assignees fail to perform their obligations under Business Operation Agreement, Equity Interest Disposal Agreement, and Exclusive Consultancy and Service Agreement;

7.1.2	Any statements, guarantees, or commitments made by Pledgers in Articles 5 and 6 hereof contain any substantial misleading or mistakes, and/or Pledgers violate said statements, guarantees, or commitments in Articles 5 and 6 hereof;

7.1.3	Pledgers significantly violates any clause hereof;

7.1.4	Pledgers abandon pledged equity interest or transfer pledged equity interest without Party A’s written consent, unless otherwise agreed in Article 6.1.1 hereof;

7.1.5	Pledgers’ external loans, guarantees, compensations, commitment, or other repayment liabilities are to be paid or performed in advance as required or cannot be repaid or performed as scheduled and thus causing Party A to have a ground to believe that Pledgers’ ability to perform obligations hereunder has been affected and that will further affect Party A’s interests;

7.1.6	Pledgers are unable to repay their general liabilities or other debts that will further undermine Party A’s interests;

7.1.7	This Agreement becomes invalid due to the promulgation of relevant laws or Pledgers are unable to continue their performance of obligations hereunder;

7.1.8	The consent, permission, approval or authorization of any government authorities necessary for this Agreement coming into force is withdrawn, suspended, invalidated or substantially amended;

7.1.9	Party A believes that Pledgers’ ability to perform the obligations hereunder has been affected due to any adverse change of their owned assets; or

7.1.10	Other circumstances under which Party A may not exercise its right of pledge as stipulated by relevant laws.

7.2	Pledgers shall forthwith notify Party A in writing if they have known or detected that any events prescribed in Article 7.1 have happened.

7.3	Unless the default events prescribed in Article 7.1 have been resolved to Party A’s satisfaction, Party A may, at any time during or after the occurrence of such default events, issue default notification to Pledgers in writing, demanding immediate payment of all arrears and other payables under these Agreements or timely performance of Equity Interest Disposal Agreement and Business Operation Agreement. Where Pledgers or FL MOBILE fail to rectify their default events or take any necessary remedies within ten days after the issuance of such written notification, Party A is entitled to exercise its right of pledge in accordance with Article 8 hereof.

8.	EXERCISE OF RIGHT OF PLEDGE

8.1	Pledgers shall not transfer their equity interest prior to the full payment and performance of all expenditures and obligations under these Agreements without Party A’s written consent.

8.2	When exercising the right of pledge, Party A shall issue a default notification to Pledgers in accordance with Article 7.3 hereof.

8.3	Subject to provision set forth in Article 7.3, Party A may exercise the right of pledge at any time after issuing the default notification in accordance with Article 7.3.

8.4	Party A is entitled to realize its first right of refusal by converting whole or part of equity interest hereunder into cash in accordance with legal procedures, or auctioning or selling such equity interest, till the full payment of unpaid service fees under these Agreements, full deduction of other payables, and completion of performance of Equity Interest Disposal Agreement and Business Operation Agreement.

8.5	When Party A exercises its right of pledge according to this Agreement, Pledgers shall not set up any hindrance and shall give any necessary assistance so that Party A may realize its right of pledge.

9.	TRANSFER

9.1	Unless otherwise specifically agreed by Party A in writing in advance, Pledgers may not transfer any rights and/or obligation hereunder to any third party.

9.2	This Agreement has the binding force upon Pledgers and their successor and shall be effective to as Party A and its successors or assignees.

9.3	Party A may transfer whole or part of any rights and obligations hereunder to its any designated third party at any time; in such circumstance, assignees shall have the same rights and obligations as those of Party A. When transferring rights and obligations hereunder, Pledgers shall execute relevant Agreements and/or documents regarding such transfer as required by Party A.

9.4	After the change of pledgee due to such transfer, both parties to the new pledge shall re-execute the pledge agreement and Pledgers shall be responsible for going through all relevant registration formalities.

10.	CHARGE FOR TROUBLE AND OTHER EXPENSES

All and any expenses and actual expenditure relating hereto, including but not limited to legal fees, charge for trouble, stamp taxes and any other charges, shall be borne by each party itself.

11.	FORCE MAJEURE

11.1	In the case that the performance hereof is delayed or impeded by any force majeure, the affected party may only be exempted from any obligations hereunder only for such delayed or impeded part. “Force majeure” means any event that is beyond the reasonable control of a party and is inevitable after the affected party paying reasonable attention, including but not limited to government actions, natural forces, fire disasters, explosion, geographical changes, storms, floods, earthquake, tides, lighting, or war. However, the credit, fund or finance insufficiency may not be deemed as issues that are beyond the reasonable control of a party. The party affected by such force majeure and seeks for the exemption from any performance hereunder shall notify the other party of such issues as soon as possible and shall inform such party of its actions to be taken.

11.2	The affected party does not have to undertake any liability hereunder, provided however that the party seeking for the exemption will be exempted from such liability to the extent of affected performance only when the affected party tries its best to perform this Agreement. Once the reason for exemption is rectified or remedied, parties hereto agree to try their best to resume the performance hereunder.

12.	GOVERNING LAWS AND DISPUTE SETTLEMENT

12.1	The execution, effectiveness, performance and interpretation, as well as dispute settlement hereof, shall be governed and interpreted by the laws of the People’s Republic of China.

12.2	Any dispute as arising from the interpretation and performance of any clause hereunder shall be settled by parties hereto through friendly negotiation, failure of which, any party may bring such dispute to China International Economic and Trade Arbitration Commission for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitration shall be conducted in Beijing in Mandarin Chinese. The award of the Arbitration shall be final and binding upon all the Parties.

12.3	The Parties shall, in good will, continue to perform their respective obligations hereunder except for the matters under dispute.

13.	NOTICE

Any notice issued by parties hereto for the performance of rights and obligations hereunder shall be in writing and served to the following addresses in the forms of courier, registered mail, postage pre-paid mail, recognized courier services, or fax.

Party A: FL Mobile (Beijing) Co., Ltd.

Address: Yong-239, No. 1093, Luyuan South Street, Tongzhou District, Beijing, P.R. China

Fax:

Telephone:

Addressee:

Party B:

Lin Yu

Address: ***

Fax:

Telephone:

Addressee:

Shi Wenyong

Address: ***

Fax:

Telephone:

Addressee:

14.	ATTACHMENT

Attachments listed hereto are an integral part hereof.

15.	WAIVER

Non-exercise or delayed exercise of any right, remedy, authority or privilege hereto by Party A shall not be deemed as waiver to such right, remedy, authority or privilege and the separate or partial exercise of such right, remedy, authority or privilege by Party A shall not exclude the exercise of any other right, remedy, authority or privilege. Rights, remedies, authorities and privileges prescribed herein are accumulative and will not exclude any application of any other rights, remedies, authorities and privileges stipulated by any laws.

16.	MISCELLANEOUS

16.1	Any amendment, supplement or change of the agreement hereto shall be made in writing and come into force after parties hereto sign and seal.

16.2	Parties hereto confirm that this Agreement is a fair and reasonable agreement reached by parties hereto on the basis of equality and reciprocity. Where any clause hereof is in conflict with relevant laws and becomes invalid or cannot be forcibly executed, only such part is invalid or is without force within the jurisdiction of relevant laws and will not affect the legal force of other clauses hereto.

16.3	This Agreement is prepared and made in quadruplicate and in Chinese.

(No text in this page which is the endorsement page of “Equity Interest Pledge Agreement”)

Party A: FL Mobile (Beijing) Co., Ltd.

Authorized Representative:

Lin Yu

/s/ Lin Yu

Party B:

Lin Yu

/s/ Lin Yu

Shi Wenyong

/s/ Shi Wenyong

Attachments:

1.	List of FL MOBILE’s Shareholders

2.	Contribution Certificate of FL MOBILE’s Shareholders

List of FL Mobile Jiutian Technology Co., Ltd.’s Shareholders

As of July 2, 2014

Name of Shareholder	ID No. and Address	Contribution Method	Contribution Amount (RMB)	Contribution Percentage	Contribution Date	No. of Contribution Certificate	Remarks
Lin Yu	***	Cash	10,530,000	78%	2014/7/1	001	The equity interest was pledged to FL Mobile (Beijing) Co., Ltd. on, July 2, 2014
Shi Wenyong	***	Cash	2,970,000	22%	2014/7/1	002	The equity interest was pledged to FL Mobile (Beijing) Co., Ltd. on, July 2, 2014

Company: FL Mobile Jiutian Technology Co., Ltd.

(seal)

Date: July 2, 2014

Contribution Certificate of FL Mobile Jiutian Technology Co., Ltd.’s

Shareholders

[No.: 001]

FL Mobile Jiutian Technology Co., Ltd. (the “Company”) was founded on May 8, 2009 and registered in Dongcheng Branch of Beijing Administration for Industry and Commerce, with the registration No.110101011911115. Currently, the registered capital of the Company is RMB 13.5 million.

Lin Yu (ID No.*** ), a shareholder of the Company, has paid his or her contribution of RMB 10.53 million. The Company hereby issues this certificate for evidence.

The Company hereby certifies that Lin Yu has paid his or her contribution of RMB 10.53 million for the purchase of 78% of the Company’s equity interest; Lin Yu has executed “Equity Interest Pledge Agreement” to pledge such 78% of the Company’s equity interest to FL Mobile (Beijing) Co., Ltd.

FL Mobile Jiutian Technology Co., Ltd.

(seal)

July 2, 2014

Contribution Certificate of FL Mobile Jiutian Technology Co., Ltd.’s

Shareholders

[No.: 002]

FL Mobile Jiutian Technology Co., Ltd. (the “Company”) was founded on May 8, 2009 and registered in Dongcheng Branch of Beijing Administration for Industry and Commerce, with the registration No. 110101011911115. Currently, the registered capital of the Company is RMB 13.5 million.

Shi Wenyong (ID No.***), a shareholder of the Company, has paid his or her contribution of RMB 2.97 million. The Company hereby issues this certificate for evidence.

The Company hereby certifies that Shi Wenyong has paid his or her contribution of RMB 2.97 million for the purchase of 22% of the Company’s equity interest; Shi Wenyong has executed “Equity Interest Pledge Agreement” to pledge such 22% of the Company’s equity interest to FL Mobile (Beijing) Co., Ltd.

FL Mobile Jiutian Technology Co., Ltd.

(seal)

July 2, 2014